Exhibit 1.1

Note: this is a translation into English of the official Dutch version of a deed of amendment to the articles of association of a public company with limited liability under Dutch law. Definitions included in article 1 below appear in the English alphabetical order, but will appear in the Dutch alphabetical order in the official Dutch version. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

DEED OF AMENDMENT TO THE ARTICLES OF ASSOCIATION OF

SONO GROUP N.V.

On this, the seventeenth day of November two thousand and twenty-one, appeared before me, Esther Helena Maria Schreiber, candidate civil law notary, hereinafter referred to as "civil law notary", acting as deputy of Paul Cornelis Simon van der Bijl, civil law notary in Amsterdam:

Mike Federico Koudenburg, born in [OMITTED], Colombia on the [OMITTED], employed at the offices of me, civil law notary, located at Beethovenstraat 400, 1082 PR Amsterdam.

The person appearing before me declared that the general meeting of Sono Group N.V., a public company with limited liability under Dutch law, having its corporate seat at Amsterdam (address: 76 Waldmeisterstrasse, 80935 Munich, Germany trade register number: 80683568) (the "Company"), at a general meeting held at Amsterdam on the third day of November two thousand and twenty-one, decided, among other things, to amend the Company's articles of association (the "Articles of Association") in their entirety.

A copy of the minutes of the abovementioned meeting will be attached to this Deed as an annex.

The Articles of Association were most recently amended by a deed executed on the twenty-seventh day of November two thousand and twenty before Paul Cornelis Simon van der Bijl, civil law notary at Amsterdam.

In order to carry out the abovementioned decision to amend the Articles of Association, the person appearing declared to hereby amend the Articles of Association in their entirety, as set out below:

ARTICLES OF ASSOCIATION

DEFINITIONS AND INTERPRETATION

Article 1

1.1	In these articles of association the following definitions shall apply:

Article	An article of these articles of association.

CEO	A chief executive officer of the Company.

Chairperson	The chairperson of the Supervisory Board.

Class Meeting	The meeting formed by the Persons with Meeting Rights with respect to shares of a certain class.

Company	The company to which these articles of association pertain.

DCC	The Dutch Civil Code.

General Meeting	The Company's general meeting.

Group Company	An entity or partnership which is organisationally connected with the Company in an economic unit within the meaning of Section 2:24b DCC.

Indemnified Officer	A current or former Managing Director or Supervisory Director or such other current or former officer or employee of the Company or its Group Companies as designated by the Management Board.

Majority Shareholders	Laurin Sinan Paul Hahn, born in [OMITTED], on the [OMITTED], and Jona Johannes Christians, born in [OMITTED], on the [OMITTED].

Management Board	The Company's management board.

Management Board Rules	The internal rules applicable to the Management Board, as drawn up by the Management Board.

Managing Director	A member of the Management Board.

Meeting Rights

With respect to the Company, the rights attributed by law to the holders of depository receipts issued for shares with a company's cooperation, including the right to attend and address a General Meeting.

Person with Meeting Rights	A shareholder, a usufructuary or pledgee with voting rights or a holder of depository receipts for shares issued with the Company's cooperation.

Record Date	The date of registration for a General Meeting as provided by law.

Simple Majority	More than half of the votes cast.

Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.

Supervisory Board	The Company's supervisory board.

Supervisory Board Rules	The internal rules applicable to the Supervisory Board, as drawn up by the Supervisory Board.

Supervisory Director	A member of the Supervisory Board.

1.2

Unless the context requires otherwise, references to "shares" or "shareholders" without further specification are to shares in the Company's capital, irrespective of their class, or to the holders thereof, respectively.

1.3	References to statutory provisions are to those provisions as they are in force from time to time.

1.4	Terms that are defined in the singular have a corresponding meaning in the plural.

1.5	Words denoting a gender include each other gender.

1.6	Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.

NAME AND SEAT

Article 2

2.1	The Company's name is Sono Group N.V.

2.2	The Company has its corporate seat in Amsterdam.

OBJECTS

Article 3

The Company's objects are:

a.	the design, development, manufacturing and production of electric vehicles, including with solar integration technology;

b.	the design, development, manufacturing, production and licensing of solar panels for mobility applications and consumer products;

c.	the design, development, licensing and operation of software based mobility services;

d.	to develop electronic applications;

e.	to incorporate, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;

f.	to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;

g.

to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of Group Companies or other parties; and

h.	to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

ENVIRONMENT

Article 4

4.1

The planet, humankind and society are important stakeholders of the Company and the highest principle pursued by the Company as part of its objects is the protection of the environment, nature and humankind. This principle shall form the foundation of the actions of the Company and the decisions of the Management Board and the Supervisory Board. On the basis of that premise:

a.

the Management Board shall monitor for and, to the extent possible and practicable, is expected to favour environmentally friendly alternatives for existing operations of the Company and its Subsidiaries, in particular if those alternatives are more efficient in terms of resource consumption;

b.

additional costs or other increased expenditures shall not constitute a decisive factor when deciding whether or not to pursue an environmentally superior alternative for existing operations of the Company and its Subsidiaries;

c.	products designed, developed, manufactured or produced by the Company and its Subsidiaries should be durable, recyclable and sustainable; and

d.

the Management Board and the Supervisory Board may let the interests of the planet, humankind and society outweigh the interests of other stakeholders of the Company, provided that the interests of the latter stakeholders are not unnecessarily or disproportionately harmed.

4.2

A Managing Director or Supervisory Director who repeatedly and consistently violates the principles of this Article 4 shall be considered to have breached his statutory duty to act in the best interests of the Company and its business.

4.3

A resolution to amend the text or purport of this Article 4 shall require a unanimous vote in a General Meeting where the entire issued share capital is represented. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

SHARES - AUTHORISED SHARE CAPITAL AND DEPOSITORY RECEIPTS

Article 5

5.1	The Company's authorised share capital amounts to twenty-five million two hundred thousand euro (EUR 25,200,000).

5.2	The authorised share capital is divided into:

a.	three hundred twenty million (320,000,000) ordinary shares, each having a nominal value of six eurocents (EUR 0.06); and

b.	four million (4,000,000) high voting shares, each having a nominal value of one euro and fifty eurocents (EUR 1.50).

5.3

Upon the conversion of one or more high voting shares into ordinary shares in accordance with Article 7, the authorised share capital set out in Article 5.2 shall decrease with the number of high voting shares so converted and shall increase with the number of ordinary shares into which such high voting shares are converted.

5.4

The Management Board may resolve that one or more shares are divided into such number of fractional shares as may be determined by the Management Board. Unless specified differently, the provisions of these articles of association concerning shares and shareholders apply mutatis mutandis to fractional shares and the holders thereof, respectively.

5.5	The Company may cooperate with the issue of depository receipts for shares in its capital.

SHARES - FORM AND SHARE REGISTER

Article 6

6.1

All shares are in registered form, provided that the Management Board may resolve that one or more ordinary shares are in bearer form. The Company may issue share certificates for shares in registered form as may be approved by the Management Board. Ordinary shares in bearer form shall be issued in the form of a global share certificate approved by the Management Board which is delivered into custody with the central securities depository or an affiliated intermediary within the meaning of Section 1 of the Dutch Giro Transfer Securities Act. Each Managing Director is authorised to sign any such share certificate or global share certificate on behalf of the Company.

6.2

The Management Board is not obliged to grant a request by a shareholder to convert one or more of its registered shares into bearer shares or vice versa. If the Management Board decides to grant such request, the costs of such conversion shall be charged to the relevant shareholder.

6.3	Registered shares shall be numbered consecutively per class of shares, starting from 1.

6.4

The Management Board shall keep a register setting out the names and addresses of all holders of registered shares and all holders of a usufruct or pledge in respect of those shares. The register shall also set out any other particulars that must be included in the register pursuant to applicable law. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

6.5

Shareholders, usufructuaries and pledgees shall provide the Management Board with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars shall be borne by the party concerned.

6.6	Each high voting share can be converted into twenty five (25) ordinary shares subject to the provisions of this Article 7. Ordinary shares cannot be converted into high voting shares.

6.7

The former holder of a lost global share certificate issued for bearer shares may request the Company to provide him with a duplicate of the lost global share certificate. The Company shall only issue such duplicate:

a.	if the requesting party can demonstrate, to the satisfaction of the Management Board, that that party is indeed entitled to receive such duplicate; and

b.	if a period of four weeks has elapsed since the request was published on the Company's website, without the Company having received any opposition to that request within that period.

6.8

If the Company receives a timely opposition as referred to in Article 6.7 paragraph b., the Company shall only provide the duplicate to the requesting party after it has been provided with a copy of a binding opinion or court order to provide that duplicate, without the need for the Company to examine the authority of the relevant arbitrators or court, respectively, or the validity of that binding opinion or order, respectively.

6.9

After a duplicate of a global share certificate issued for bearer shares has been issued by the Company, that duplicate shall replace the original global share certificate and no further rights may be derived from the global share certificate thus replaced.

SHARES - CONVERSION OF HIGH VOTING SHARES

Article 7

7.1	Each high voting share can be converted into twenty five (25) ordinary shares subject to the provisions of this Article 7. Ordinary shares cannot be converted into high voting shares.

7.2

Each holder of one or more high voting shares may request the conversion of all or part of such high voting shares into ordinary shares in the ratio set out in Article 7.1 by means of a written request addressed to the Management Board. Such a request must be signed by the relevant shareholder (or an authorised representative of such shareholder) and must include:

a.	a specification of the number of high voting shares to which the request pertains;

b.	representations by the shareholder concerned that:

i.	the high voting shares to which the request pertains are not encumbered with any usufruct, pledge or other encumbrance;

ii.	no depository receipts or other derivative financial instruments have been issued for the high voting shares to which the request pertain; and

iii.	the shareholder concerned has full power to dispose over its assets and is authorised to perform the acts described in Article 7.3;

c.	an irrevocable undertaking in favour of the Company by the shareholder concerned:

i.

to take no action (and not to omit taking any action) which would render the representations referred to in paragraph b. above inaccurate or incomplete upon the performance of the acts described in Article 7.3; and

ii.

to indemnify the Company and hold the Company harmless against any financial losses or damages incurred by the Company and any expense reasonably paid or incurred by the Company in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which the Company becomes involved as a result of the conversion so requested, in each case to the extent permitted by applicable law and except to the extent that a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that such financial losses, damages, expenses, suit, claim, action or legal proceedings were incurred, arose or were initiated as a result of actions or omissions by the Company which are considered to constitute malice, gross negligence or intentional recklessness attributable to the Company; and

d.

an irrevocable and unconditional power of attorney granted by the relevant shareholder to the Company, with full power of substitution and governed by Dutch law, to perform the acts described in Article 7.3 on behalf of such shareholder.

7.3	Upon receipt of a request referred to in Article 7.2:

a.	the Management Board shall resolve to convert the number of high voting shares specified in the request into ordinary shares in the ratio set out in Article 7.1, effective immediately; and

b.

promptly following the conversion referred to in paragraph a. above, the shareholder who made such request shall transfer twenty-four out of every twenty-five ordinary shares into which its high voting shares were converted pursuant to the resolution referred to in paragraph a. above to the Company for no consideration and the Company shall accept such ordinary shares.

7.4	Neither the Management Board nor the Company is required to effect a conversion of high voting shares:

a.

if the request referred to in Article 7.2 does not comply with the specifications and requirements set out in Article 7.2 or if the Management Board reasonably believes that the information included in such request is incorrect or incomplete; or

b.

to the extent that the Company would not be permitted under mandatory Dutch law to acquire the relevant number of ordinary shares as described in Article 7.3 paragraph b. in connection with such conversion.

SHARES - ISSUE

Article 8

8.1

The Company can only issue shares pursuant to a resolution of the General Meeting or of another body authorised by the General Meeting for this purpose for a specified period not exceeding five years. When granting such authorisation, the number of shares that may be issued must be specified. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to issue shares, the General Meeting shall not have this authority.

8.2

In order for a resolution of the General Meeting on an issuance or an authorisation as referred to in Article 8.1 to be valid, a prior or simultaneous approval shall be required from each Class Meeting of shares whose rights are prejudiced by the issuance.

8.3

The preceding provisions of this Article 8 apply mutatis mutandis to the granting of rights to subscribe for shares, but do not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

8.4	The Company may not subscribe for shares in its own capital.

SHARES - PRE-EMPTION RIGHTS

Article 9

9.1	Upon an issue of ordinary shares or high voting shares, each shareholder shall have a pre-emption right in proportion to the aggregate nominal value of his ordinary shares and/or high voting shares.

9.2	In deviation of Article 9.1, shareholders do not have pre-emption rights in respect of:

a.	shares issued against non-cash contribution; or

b.	shares issued to employees of the Company or of a Group Company.

9.3

The Company shall announce an issue with pre-emption rights and the period during which those rights can be exercised in the State Gazette and in a daily newspaper with national distribution, unless all shares are in registered form and the announcement is sent in writing to all shareholders at the addresses submitted by them.

9.4	Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in the State Gazette or after the announcement was sent to the shareholders.

9.5

Pre-emption rights may be limited or excluded by a resolution of the General Meeting or of the body authorised as referred to in Article 8.1, if that body was authorised by the General Meeting for this purpose for a specified period not exceeding five years. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to limit or exclude pre-emption rights, the General Meeting shall not have this authority.

9.6

A resolution of the General Meeting to limit or exclude pre-emption rights, or to grant an authorisation as referred to in Article 9.5, shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

9.7

The preceding provisions of this Article 9 apply mutatis mutandis to the granting of rights to subscribe for shares, but do not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

SHARES - PAYMENT

Article 10

10.1

Without prejudice to Section 2:80(2) DCC, the nominal value of a share and, if the share is subscribed for at a higher price, the difference between these amounts must be paid up upon subscription for that share.

10.2	Shares must be paid up in cash, except to the extent that payment by means of a contribution in another form has been agreed.

10.3

Payment in a currency other than the euro can only be made with the Company's consent. Where such a payment is made, the payment obligation is satisfied for the amount in euro for which the paid amount can be freely exchanged. The date of the payment determines the exchange rate.

SHARES - FINANCIAL ASSISTANCE

Article 11

11.1

The Company may not provide security, give a price guarantee, warrant performance in any other way or commit itself jointly and severally or otherwise with or for others with a view to the subscription for or acquisition of shares or depository receipts for shares in its capital by others. This prohibition applies equally to Subsidiaries.

11.2

The Company and its Subsidiaries may not provide loans with a view to the subscription for or acquisition of shares or depository receipts for shares in the Company's capital by others, unless the Management Board resolves to do so and Section 2:98c DCC is observed.

11.3	The preceding provisions of this Article 11 do not apply if shares or depository receipts for shares are subscribed for or acquired by or for employees of the Company or of a Group Company.

SHARES - ACQUISITION OF OWN SHARES

Article 12

12.1	The acquisition by the Company of shares in its own capital which have not been fully paid up shall be null and void.

12.2

The Company may only acquire fully paid up shares in its own capital for no consideration or if and to the extent that the General Meeting has authorised the Management Board for this purpose and all other relevant statutory requirements of Section 2:98 DCC are observed.

12.3

An authorisation as referred to in Article 12.2 remains valid for no longer than eighteen months. When granting such authorisation, the General Meeting shall determine the number of shares that may be acquired, how they may be acquired and within which range the acquisition price must be. An authorisation shall not be required for the Company to acquire ordinary shares in its own capital in order to transfer them to employees of the Company or of a Group Company pursuant to an arrangement applicable to them, provided that these ordinary shares are included on the price list of a stock exchange.

12.4

Without prejudice to Articles 12.1 through 12.3, the Company may acquire shares in its own capital for cash consideration or for consideration satisfied in the form of assets. In the case of a consideration being satisfied in the form of assets, the value thereof, as determined by the Management Board, must be within the range stipulated by the General Meeting as referred to in Article 12.3.

12.5	The previous provisions of this Article 12 do not apply to shares acquired by the Company under universal title of succession.

12.6	In this Article 12, references to shares include depository receipts for shares.

SHARES - REDUCTION OF ISSUED SHARE CAPITAL

Article 13

13.1

The General Meeting can resolve to reduce the Company's issued share capital by cancelling shares or by reducing the nominal value of shares by virtue of an amendment to these articles of association. The resolution must designate the shares to which the resolution relates and it must provide for the implementation of the resolution.

13.2	A resolution to cancel shares can only relate to:

a.	shares held by the Company itself or in respect of which the Company holds the depository receipts; and

b.	all high voting shares, with repayment of the amounts paid up in respect thereof.

13.2

A resolution to reduce the Company's issued share capital, shall require a prior or simultaneous approval from each Class Meeting of shares whose rights are prejudiced. However, if such a resolution relates to high voting shares, such resolution shall always require the prior or simultaneous approval of the Class Meeting concerned.

13.3

A resolution of the General Meeting to reduce the Company's issued share capital shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting. The previous sentence applies mutatis mutandis to a resolution as referred to in Article 13.3.

SHARES - ISSUE AND TRANSFER REQUIREMENTS

Article 14

14.1

Subject to Sections 2:86c, 10:138, 10:140 and 10:141 DCC, the issue or transfer of a share or the creation of a limited right in respect of a share shall require a deed to that effect executed before a civil law notary practising in the Netherlands and to which the parties involved are parties.

14.2	The acknowledgement shall be set out in the deed or shall be made in such other manner as prescribed by law.

14.3

For as long as any ordinary shares are admitted to trading on the New York Stock Exchange, the NASDAQ Stock Market or on any other regulated stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of the ordinary shares reflected in the register administered by the relevant transfer agent, without prejudice to the applicable provisions of Chapters 4 and 5 of Title 10 of Book 10 DCC.

SHARES - USUFRUCT AND PLEDGE

Article 15

15.1	Shares can be encumbered with a usufruct or pledge. The creation of a pledge on high voting shares shall require the prior approval of the Management Board.

15.2	The voting rights attached to a share which is subject to a usufruct or pledge vest in the shareholder concerned.

15.3	In deviation of Article 15.2:

a.	the holder of a usufruct or pledge on ordinary shares shall have the voting rights attached thereto if this was provided when the usufruct or pledge was created; and

b.

the holder of a usufruct or pledge on high voting shares shall have the voting rights attached thereto if this was provided when the usufruct or pledge was created and this was approved by the Management Board.

15.4	Usufructuaries and pledgees without voting rights shall not have Meeting Rights.

SHARES - TRANSFER RESTRICTIONS

Article 16

16.1

A transfer of high voting shares shall require the prior approval of the Management Board. A high voting shareholder wishing to transfer high voting shares must first request the Management Board to grant such approval.  A transfer of ordinary shares is not subject to transfer restrictions under these articles of association.

16.2

A transfer of high voting shares to which the request for approval relates must take place within three months after the approval of the Management Board has been granted or is deemed to have been granted pursuant to Article 16.3.

16.3	The approval of the Management Board shall be deemed to have been granted:

a.	if no resolution granting or denying the approval has been passed by the Management Board within three months after the Company has received the request for approval; or

b.

if the Management Board, when denying the approval, does not notify the requesting high voting shareholder of the identity of one or more interested parties willing to purchase the relevant high voting shares.

16.4

If the Management Board denies the approval and notifies the requesting high voting shareholder of the identity of one or more interested parties, the requesting high voting shareholder shall notify the Management Board within two weeks after having received such notice whether:

a.	he withdraws his request for approval, in which case the requesting high voting shareholder cannot transfer the relevant high voting shares; or

b.

he accepts the interested party(ies), in which case the requesting high voting shareholder shall promptly enter into negotiations with the interested party(ies) regarding the price to be paid for the relevant high voting shares.

If the requesting high voting shareholder does not notify the Management Board of his choice in a timely fashion, he shall be deemed to have withdrawn his request for approval, in which case he cannot transfer the relevant high voting shares.

16.5

If an agreement is reached in the negotiations referred to in Article 16.4 paragraph b. within two weeks after the end of the period referred to in Article 16.4, the relevant high voting shares shall be transferred for the agreed price within three months after such agreement having been reached. If no agreement is reached in these negotiations in a timely fashion:

a.	the requesting high voting shareholder shall promptly notify the Management Board thereof; and

b.

the price to be paid for the relevant high voting shares shall be equal to the value thereof, as determined by one or more independent experts to be appointed by the requesting high voting shareholder and the interested party(ies) by mutual agreement.

16.6	If no agreement is reached on the appointment of the independent expert(s) as referred to in Article 16.5 paragraph b. within two weeks after the end of the period referred to in Article 16.5:

a.	the requesting high voting shareholder shall promptly notify the Management Board thereof; and

b.

the requesting high voting shareholder shall promptly request the president of the district court in whose district the Company has its corporate seat to appoint three independent experts to determine the value of the relevant high voting shares.

16.7

If and when the value of the relevant high voting shares has been determined by the independent expert(s), irrespective of whether he/they was/were appointed by mutual agreement or by the president of the relevant district court, the requesting high voting shareholder shall promptly notify the Management Board of the value so determined. The Management Board shall then promptly inform the interested party(ies) of such value, following which the/each interested party may withdraw from the sale procedure by giving notice thereof to the Management Board within two weeks.

16.8	If any interested party withdraws from the sale procedure in accordance with Article 16.7, the Management Board:

a.	shall promptly inform the requesting high voting shareholder and the other interested party(ies), if any, thereof; and

b.

shall give the opportunity to the/each other interested party, if any, to declare to the Management Board and the requesting high voting shareholder, within two weeks, his willingness to acquire the high voting shares having become available as a result of the withdrawal, for the price determined by the independent expert(s) (with the Management Board being entitled to determine the allocation of such high voting shares among any such willing interested party(ies) at its absolute discretion).

16.9

If it becomes apparent to the Management Board that all relevant high voting shares can be transferred to one or more interested parties for the price determined by the independent expert(s), the Management Board shall promptly notify the requesting high voting shareholder and such interested party(ies) thereof. Within three months after sending such notice the relevant high voting shares shall be transferred.

16.10	If it becomes apparent to the Management Board that not all relevant high voting shares can be transferred to one or more interested parties for the price determined by the independent expert(s):

a.	the Management Board shall promptly notify the requesting high voting shareholder thereof; and

b.

the requesting high voting shareholder shall be free to transfer all relevant high voting shares, provided that the transfer takes place within three months after having received the notice referred to in paragraph a.

16.11	The Company may only be an interested party under this Article 16 with the consent of the requesting high voting shareholder.

16.12	All notices given pursuant to this Article 16 shall be provided in writing.

16.13	The preceding provisions of this Article 16 do not apply:

a.	to the extent that a high voting shareholder is under a statutory obligation to transfer high voting shares to a previous holder thereof;

b.	if it concerns a transfer in connection with an enforcement of a pledge pursuant to Section 3:248 DCC in conjunction with Section 3:250 or 3:251 DCC; or

c.	if it concerns a transfer to the Company, except in the case that the Company acts as an interested party pursuant to Article 16.11.

16.14	This Article 16 applies mutatis mutandis in case of a transfer of rights to subscribe for high voting shares.

MANAGEMENT BOARD - COMPOSITION

Article 17

17.1	The Company has a Management Board consisting of one or more Managing Directors. The Management Board shall be composed of individuals.

17.2	The Supervisory Board shall determine the number of Managing Directors.

17.3

The Supervisory Board shall elect one or more Managing Directors to be CEO. The Supervisory Board may dismiss each CEO, provided that the Managing Director so dismissed shall subsequently continue his term of office as a Managing Director without having the title of CEO.

17.4

If a Managing Director is absent or incapacitated, he may be replaced temporarily by a person whom the Management Board has designated for that purpose and, until then, the other Managing Director(s) shall be charged with the management of the Company. If all Managing Directors are absent or incapacitated, the management of the Company shall be attributed to the Supervisory Board. The person(s) charged with the management of the Company in this manner, may designate one or more persons to be charged with the management of the Company instead of, or together with, such person(s).

17.5	A Managing Director shall be considered to be unable to act within the meaning of Article 17.4:

a.	during the existence of a vacancy on the Management Board, including as a result of:

i.	his death;

ii.	his dismissal by the General Meeting, other than at the proposal of the Supervisory Board; or

iii.	his voluntary resignation before his term of office has expired;

iv.	not being reappointed by the General Meeting, notwithstanding a (binding) nomination to that effect by the Supervisory Board,

provided that the Supervisory Board may always decide to decrease the number of Managing Directors such that a vacancy no longer exists; or

b.	during his suspension;

c.

in a period during which the Company has not been able to contact him (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as determined by the Supervisory Board on the basis of the facts and circumstances at hand); or

d.

in connection with and during the deliberations and decision-making of the Management Board on matters in relation to which he has declared to have, or in relation to which the Supervisory Board has established that he has, a conflict of interests as described in Article 20.6.

MANAGEMENT BOARD - APPOINTMENT, SUSPENSION AND DISMISSAL

Article 18

18.1

The General Meeting shall appoint the Managing Directors and may at any time suspend or dismiss any Managing Director. In addition, the Supervisory Board may at any time suspend a Managing Director. A suspension by the Supervisory Board can at any time be lifted by the General Meeting.

18.2

The General Meeting can only appoint Managing Directors upon a nomination by the Supervisory Board. The General Meeting may at any time resolve to render such nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Supervisory Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

18.3

At a General Meeting, a resolution to appoint a Managing Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

18.4

A resolution of the General Meeting to suspend or dismiss a Managing Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Supervisory Board. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

18.5	If a Managing Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

MANAGEMENT BOARD - DUTIES AND ORGANISATION

Article 19

19.1

The Management Board is charged with the management of the Company, subject to the restrictions contained in these articles of association. This includes in any event setting the Company's policy and strategy. In performing their duties, Managing Directors shall be guided by the interests of the Company and of the business connected with it, with due observance of Article 4.

19.2

The Management Board shall draw up Management Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Managing Directors shall act in compliance with the Management Board Rules.

19.3	The Management Board may perform the legal acts referred to in Section 2:94(1) DCC without the prior approval of the General Meeting.

MANAGEMENT BOARD - DECISION-MAKING

Article 20

20.1	Without prejudice to Article 20.5, each Managing Director may cast one vote in the decision-making of the Management Board.

20.2	A Managing Director can be represented by another Managing Director holding a written proxy for the purpose of the deliberations and the decision-making of the Management Board.

20.3	Resolutions of the Management Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Management Board Rules provide differently.

20.4

Invalid votes, blank votes and abstentions shall not be counted as votes cast. Managing Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Managing Directors who are present or represented at a meeting of the Management Board.

20.5

Where there is a tie in any vote of the Management Board, the CEOs, collectively, shall have a casting vote, provided that there are at least three Managing Directors in office. Otherwise, or if the CEOs in case of a tied vote do not reach a joint decision on how to exercise their casting vote, the relevant resolution shall not have been passed.

20.6

A Managing Director shall not participate in the deliberations and decision-making of the Management Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Management Board, the resolution shall be passed by the Supervisory Board.

20.7	Meetings of the Management Board can be held through audio-communication facilities, unless a Managing Director objects thereto.

20.8

Resolutions of the Management Board may, instead of at a meeting, be passed in writing, provided that all Managing Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 20.1 through 20.6 apply mutatis mutandis.

20.9	The approval of the Supervisory Board is required for resolutions of the Management Board concerning the following matters:

a.	the making of a proposal to the General Meeting concerning:

i.	the issue of shares or the granting of rights to subscribe for shares;

ii.	the limitation or exclusion of pre-emption rights;

iii.	the designation or granting of an authorisation as referred to in Articles 8.1, 9.5 and 12.2, respectively, or the disapplication or revocation of any such designation or authorisation;

iv.	the reduction of the Company's issued share capital;

v.	the making of a distribution from the Company's profits or reserves;

vi.	the determination that all or part of a distribution, instead of being made in cash, shall be made in the form of shares in the Company's capital or in the form of assets;

vii.	the amendment of these articles of association;

viii.	the entering into of a merger or demerger;

ix.	the instruction of the Management Board to apply for the Company's bankruptcy; and

x.	the Company's dissolution;

b.	the issue of shares or the granting of rights to subscribe for shares, except in the operation of the Company's equity incentive plans;

c.	the limitation or exclusion of pre-emption rights;

d.	the acquisition of shares by the Company in its own capital, including the determination of the value of a non-cash consideration for such an acquisition as referred to in Article 12.4;

e.	the granting of an approval for the creation of a pledge as referred to in Article 15.1;

f.	the granting of an approval for a transfer as referred to in Article 16.1;

g.	the drawing up or amendment of the Management Board Rules;

h.	the performance of the legal acts described in Article 19.3 and 20.10;

i.	the charging of amounts to be paid up on shares against the Company's reserves as described in Article 38.3;

j.	the making of an interim distribution; and

k.	such other resolutions of the Management Board as the Supervisory Board shall have specified in a resolution to that effect and notified to the Management Board.

20.10

The approval of the General Meeting is required for resolutions of the Management Board concerning a material change to the identity or the character of the Company or the business, including in any event:

a.	transferring the business or materially all of the business to a third party;

b.

entering into or terminating a long-lasting alliance of the Company or of a Subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for the Company; and

c.

acquiring or disposing of an interest in the capital of a company by the Company or by a Subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the Company's most recently adopted annual accounts.

20.11

The absence of the approval of the Supervisory Board or the General Meeting of a resolution as referred to in Articles 20.9 or 20.10, respectively, shall result in the relevant resolution being null and void pursuant to Section 2:14(1) DCC but shall not affect the powers of representation of the Management Board or of the Managing Directors.

MANAGEMENT BOARD - COMPENSATION

Article 21

21.1	The General Meeting shall determine the Company's policy concerning the compensation of the Management Board with due observance of the relevant statutory requirements.

21.2	The compensation of Managing Directors shall be determined by the Supervisory Board with due observance of the policy referred to in Article 21.1.

21.3

The Supervisory Board shall submit proposals concerning compensation arrangements for the Management Board in the form of shares or rights to subscribe for shares to the General Meeting for approval. This proposal must at least include the number of shares or rights to subscribe for shares that may be awarded to the Management Board and which criteria apply for such awards or changes thereto. The absence of the approval of the General Meeting shall not affect the powers of representation.

MANAGEMENT BOARD - REPRESENTATION

Article 22

22.1	The Management Board is entitled to represent the Company.

22.2	The power to represent the Company also vests in any two Managing Directors acting jointly.

22.3

The Company may also be represented by the holder of a power of attorney to that effect. If the Company grants a power of attorney to an individual, the Management Board may grant an appropriate title to such person.

SUPERVISORY BOARD - COMPOSITION

Article 23

23.1	The Company has a Supervisory Board consisting of one or more Supervisory Directors. The Supervisory Board shall be composed of individuals.

23.2

The Supervisory Board shall determine the number of Supervisory Directors, which shall be no less than the number of Supervisory Directors as are necessary in order to allow the Majority Shareholders to exercise their respective nomination rights under Article 24.2.

23.3

The Supervisory Board shall elect a Supervisory Director to be the Chairperson. The Supervisory Board may dismiss the Chairperson, provided that the Supervisory Director so dismissed shall subsequently continue his term of office as a Supervisory Director without having the title of Chairperson.

23.4

Where a Supervisory Director is no longer in office or is unable to act, he may be replaced temporarily by a person whom the Supervisory Board has designated for that purpose and, until then, the other Supervisory Director(s) shall be charged with the supervision of the Company. Where all Supervisory Directors are no longer in office or are unable to act, the supervision of the Company shall be attributed to the former Supervisory Director who most recently ceased to hold office as the Chairperson, provided that he is willing and able to accept that position, who may designate one or more other persons to be charged with the supervision of the Company (instead of, or together with, such former Supervisory Director). The person(s) charged with the supervision of the Company pursuant to the previous sentence shall cease to hold that position when the General Meeting has appointed one or more persons as Supervisory Director(s). Article 17.5 applies mutatis mutandis.

SUPERVISORY BOARD - APPOINTMENT, SUSPENSION AND DISMISSAL

Article 24

24.1	The General Meeting shall appoint the Supervisory Directors and may at any time suspend or dismiss any Supervisory Director.

24.2	The General Meeting can only appoint a Supervisory Director upon a nomination by the Majority Shareholders or the Supervisory Board as follows:

a.

each Majority Shareholder shall have the right to make a binding nomination for one (1) Supervisory Director for as long as such Majority Shareholder holds at least five percent (5%) of the voting rights that are attached to all shares in the Company's issued share capital; and

b.	the Supervisory Board shall make a binding nomination for all other Supervisory Directors.

The General Meeting may at any time resolve to render any such nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the relevant Majority Shareholder or the Supervisory Board, as applicable. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

24.3	Upon the making of a nomination for the appointment of a Supervisory Director, the following information shall be provided with respect to the candidate:

a.	his age and profession;

b.	the aggregate nominal value of the shares held by him in the Company's capital;

c.	his present and past positions, to the extent that these are relevant for the performance of the tasks of a Supervisory Director;

d.

the names of any entities of which he is already a supervisory director or a non-executive director; if these include entities that form part of the same group, a specification of the group's name shall suffice.

The nomination must be supported by reasons. In the case of a reappointment, the manner in which the candidate has fulfilled his duties as a Supervisory Director shall be taken into account.

24.4

At a General Meeting, a resolution to appoint a Supervisory Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

24.5

A resolution of the General Meeting to suspend or dismiss a Supervisory Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Supervisory Board. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

24.6	If a Supervisory Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

SUPERVISORY BOARD - DUTIES AND ORGANISATION

Article 25

25.1

The Supervisory Board is charged with the supervision of the policy of the Management Board and the general course of affairs of the Company and of the business connected with it. The Supervisory Board shall provide the Management Board with advice. In performing their duties, Supervisory Directors shall be guided by the interests of the Company and of the business connected with it, with due observance of Article 4.

25.2

The Management Board shall provide the Supervisory Board with the information necessary for the performance of its tasks in a timely fashion. At least once a year, the Management Board shall inform the Supervisory Board in writing of the main features of the strategic policy, the general and financial risks and the administration and control system of the Company.

25.3

The Supervisory Board shall draw up Supervisory Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Supervisory Directors shall act in compliance with the Supervisory Board Rules.

25.4

The Supervisory Board shall establish the committees which the Company is required to have and otherwise such committees as are deemed to be appropriate by the Supervisory Board. The Supervisory Board shall draw up (and/or include in the Supervisory Board Rules) rules concerning the organisation, decision-making and other internal matters of its committees.

SUPERVISORY BOARD - DECISION-MAKING

Article 26

26.1	Without prejudice to Article 26.5, each Supervisory Director may cast one vote in the decision-making of the Supervisory Board.

26.2	A Supervisory Director can be represented by another Supervisory Director holding a written proxy for the purpose of the deliberations and the decision-making of the Supervisory Board.

26.3	Resolutions of the Supervisory Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Supervisory Board Rules provide differently.

26.4

Invalid votes, blank votes and abstentions shall not be counted as votes cast. Supervisory Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Supervisory Directors who are present or represented at a meeting of the Supervisory Board.

26.5

Where there is a tie in any vote of the Supervisory Board, the Chairperson shall have a casting vote, provided that there are at least three Supervisory Directors in office. Otherwise, the relevant resolution shall not have been passed.

26.6

A Supervisory Director shall not participate in the deliberations and decision-making of the Supervisory Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Supervisory Board, the resolution may nevertheless be passed by the Supervisory Board as if none of the Supervisory Directors has a conflict of interests as described in the previous sentence.

26.7	Meetings of the Supervisory Board can be held through audio-communication facilities, unless a Supervisory Director objects thereto.

26.8

Resolutions of the Supervisory Board may, instead of at a meeting, be passed in writing, provided that all Supervisory Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 26.1 through 26.6 apply mutatis mutandis.

SUPERVISORY BOARD - COMPENSATION

Article 27

The General Meeting may grant a compensation to the Supervisory Directors.

INDEMNITY

Article 28

28.1	The Company shall indemnify and hold harmless each of its Indemnified Officers against:

a.	any financial losses or damages incurred by such Indemnified Officer; and

b.

any expense reasonably paid or incurred by such Indemnified Officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, to the extent this relates to his current or former position with the Company and/or a Group Company and in each case to the extent permitted by applicable law.

28.2	No indemnification shall be given to an Indemnified Officer:

a.

if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such Indemnified Officer that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described in Article 28.1 are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such Indemnified Officer);

b.

to the extent that his financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

c.

in relation to proceedings brought by such Indemnified Officer against the Company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to these articles of association, pursuant to an agreement between such Indemnified Officer and the Company which has been approved by the Management Board or pursuant to insurance taken out by the Company for the benefit of such Indemnified Officer; or

d.	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the Company's prior consent.

28.3	The Management Board may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article 28.1.

GENERAL MEETING - CONVENING AND HOLDING MEETINGS

Article 29

29.1	Annually, at least one General Meeting shall be held. This annual General Meeting shall be held within six months after the end of the Company's financial year.

29.2	A General Meeting shall also be held:

a.

within three months after the Management Board has considered it to be likely that the Company's equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required; and

b.	whenever the Management Board or the Supervisory Board so decides.

29.3

General Meetings must be held in the place where the Company has its corporate seat or in Arnhem, Assen, The Hague, Haarlem, 's-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle.

29.4

If the Management Board and the Supervisory Board have failed to ensure that a General Meeting as referred to in Articles 29.1 or 29.2 paragraph a. is held, each Person with Meeting Rights may be authorised by the court in preliminary relief proceedings to do so.

29.5

One or more Persons with Meeting Rights who collectively represent at least the part of the Company's issued share capital prescribed by law for this purpose may request the Management Board and the Supervisory Board in writing to convene a General Meeting, setting out in detail the matters to be discussed. If neither the Management Board nor the Supervisory Board (each in that case being equally authorised for this purpose) has taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Person(s) with Meeting Rights may be authorised, at his/their request, by the court in preliminary relief proceedings to convene a General Meeting.

29.6

Any matter of which the discussion has been requested in writing by one or more Persons with Meeting Rights who, individually or collectively, represent at least the part of the Company's issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if the Company has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the General Meeting.

29.7

Persons with Meeting Rights who wish to exercise their rights as described in Articles 29.5 and 29.6 must first consult the Management Board. In that respect, the Management Board shall have, and Persons with Meeting Rights must observe, the right to invoke any cooling-off period and response period provided under applicable law and/or the Dutch Corporate Governance Code.

29.8	A General Meeting must be convened with due observance of the relevant statutory minimum convening period.

29.9

All Persons with Meeting Rights must be convened for the General Meeting in accordance with applicable law. The holders of registered shares may be convened for the General Meeting by means of convening letters sent to the addresses of those shareholders in accordance with Article 6.6. The previous sentence does not prejudice the possibility of sending a convening notice by electronic means in accordance with Section 2:113(4) DCC.

GENERAL MEETING - PROCEDURAL RULES

Article 30

30.1	The General Meeting shall be chaired by one of the following individuals, taking into account the following order of priority:

a.	by the Chairperson, if there is a Chairperson who is present at the General Meeting;

b.	by another Supervisory Director who is chosen by the Supervisory Directors present at the General Meeting from their midst;

c.	by one of the CEOs who is chosen by the CEOs present at the General Meeting from their midst;

d.	by another Managing Director who is chosen by the Managing Directors present at the General Meeting from their midst; or

e.	by another person appointed by the General Meeting.

The person who should chair the General Meeting pursuant to paragraphs a. through e. may appoint another person to chair the General Meeting instead of him.

30.2

The chairperson of the General Meeting shall appoint another person present at the General Meeting to act as secretary and to minute the proceedings at the General Meeting. The minutes of a General Meeting shall be adopted by the chairperson of that General Meeting or by the Management Board. Where an official report of the proceedings is drawn up by a civil law notary, no minutes need to be prepared. Every Managing Director and Supervisory Director may instruct a civil law notary to draw up such an official report at the Company's expense.

30.3	The chairperson of the General Meeting shall decide on the admittance to the General Meeting of persons other than:

a.	the persons who have Meeting Rights at that General Meeting, or their proxyholders; and

b.	those who have a statutory right to attend that General Meeting on other grounds.

30.4

The holder of a written proxy from a Person with Meeting Rights who is entitled to attend a General Meeting shall only be admitted to that General Meeting if the proxy is determined to be acceptable by the chairperson of that General Meeting.

30.5

The Company may direct that any person, before being admitted to a General Meeting, identify himself by means of a valid passport or driver's license and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances. Persons who do not comply with these requirements may be refused entry to the General Meeting.

30.6	The chairperson of the General Meeting has the right to eject any person from the General Meeting if the chairperson considers such person to disrupt the orderly proceedings at the General Meeting.

30.7	The General Meeting may be conducted in a language other than the Dutch language, if so determined by the chairperson of the General Meeting.

30.8

The chairperson of the General Meeting may limit the amount of time that persons present at the General Meeting are allowed to take in addressing the General Meeting and the number of questions they are allowed to raise, with a view to safeguarding the orderly proceedings at the General Meeting. The chairperson of the General Meeting may also adjourn the meeting if he considers that this shall safeguard the orderly proceedings at the General Meeting.

GENERAL MEETING - EXERCISE OF MEETING AND VOTING RIGHTS

Article 31

31.1

Each Person with Meeting Rights has the right to attend, address and, if applicable, vote at General Meetings, whether in person or represented by the holder of a written proxy. Holders of fractional shares together constituting the nominal value of a share of the relevant class shall exercise these rights collectively, whether through one of them or through the holder of a written proxy.

31.2

The Management Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by the holder of a written proxy, to participate in, address and, if applicable, vote at the General Meeting by electronic means of communication. For the purpose of applying the preceding sentence it must be possible, by electronic means of communication, for the Person with Meeting Rights to be identified, to observe in real time the proceedings at the General Meeting and, if applicable, to vote. The Management Board may impose conditions on the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and the reliability and security of the communication. Such conditions must be announced in the convening notice.

31.3

The Management Board can also decide that votes cast through electronic means of communication or by means of a letter prior to the General Meeting are considered to be votes that are cast during the General Meeting. These votes shall not be cast prior to the Record Date.

31.4

For the purpose of Articles 31.1 through 31.3, those who have voting rights and/or Meeting Rights on the Record Date and are recorded as such in a register designated by the Management Board shall be considered to have those rights, irrespective of whoever is entitled to the shares or depository receipts at the time of the General Meeting. Unless Dutch law requires otherwise, the Management Board is authorised to determine at its discretion, when convening a General Meeting, (i) whether the previous sentence applies and (ii) that the Record Date is applied with respect to shares of a specific class only.

31.5

Each Person with Meeting Rights must notify the Company in writing of his identity and his intention to attend the General Meeting. This notice must be received by the Company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such General Meeting is convened. Persons with Meeting Rights that have not complied with this requirement may be refused entry to the General Meeting. When a General Meeting is convened the Management Board may stipulate not to apply the previous provisions of this Article 31.5 in respect of the exercise of Meeting Rights and/or voting rights attached to high voting shares at such General Meeting.

GENERAL MEETING - DECISION-MAKING

Article 32

32.1

Each ordinary share, except for a high voting share, shall give the right to cast one vote at the General Meeting. Each high voting share shall give the right to cast twenty-five votes at the General Meeting. Fractional shares of a certain class, if any, collectively constituting the nominal value of a share of that class shall be considered to be equivalent to such share.

32.2

No vote can be cast at a General Meeting in respect of a share belonging to the Company or a Subsidiary or in respect of a share for which any of them holds the depository receipts. Usufructuaries and pledgees of shares belonging to the Company or its Subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant share belonged to the Company or a Subsidiary. Neither the Company nor a Subsidiary can vote shares in respect of which it holds a usufruct or a pledge.

32.3

Unless a greater majority is required by law or by these articles of association, all resolutions of the General Meeting shall be passed by Simple Majority. If applicable law requires a greater majority for resolutions of the General Meeting and allows the articles of association to provide for a lower majority, those resolutions shall be passed with the lowest possible majority, except if these articles of association explicitly provide otherwise.

32.4

Invalid votes, blank votes and abstentions shall not be counted as votes cast. Shares in respect of which an invalid or blank vote has been cast and shares in respect of which an abstention has been made shall be taken into account when determining the part of the issued share capital that is represented at a General Meeting.

32.5	Where there is a tie in any vote of the General Meeting, the relevant resolution shall not have been passed.

32.6	The chairperson of the General Meeting shall decide on the method of voting and the voting procedure at the General Meeting.

32.7

The determination during the General Meeting made by the chairperson of that General Meeting with regard to the results of a vote shall be decisive. If the accuracy of the chairperson's determination is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights who is present so requires. The legal consequences of the original vote shall lapse as a result of the new vote.

32.8

The Management Board shall keep a record of the resolutions passed. The record shall be available at the Company's office for inspection by Persons with Meeting Rights. Each of them shall, upon request, be provided with a copy of or extract from the record, at no more than the cost price.

32.9

Shareholders may pass resolutions outside a meeting, unless the Company has issued bearer shares or cooperated with the issuance of depository receipts for shares in its capital. Such resolutions can only be passed by a unanimous vote of all shareholders with voting rights. The votes shall be cast in writing and may be cast through electronic means.

32.10	The Managing Directors and Supervisory Directors shall, in that capacity, have an advisory vote at the General Meetings.

GENERAL MEETING - SPECIAL RESOLUTIONS

Article 33

33.1	The following resolutions can only be passed by the General Meeting at the proposal of the Management Board:

a.	the issue of shares or the granting of rights to subscribe for shares;

b.	the limitation or exclusion of pre-emption rights;

c.	the designation or granting of an authorisation as referred to in Articles 8.1, 9.5 and 12.2, respectively, or the disapplication or revocation of any such designation or authorisation;

d.	the reduction of the Company's issued share capital;

e.	the making of a distribution on the ordinary shares or on the high voting shares from the Company's profits or reserves;

f.	the making of a distribution in the form of shares in the Company's capital or in the form of assets, instead of in cash;

g.	the amendment of these articles of association;

h.	the entering into of a merger or demerger;

i.	the instruction of the Management Board to apply for the Company's bankruptcy; and

j.	the Company's dissolution.

33.2

A matter which has been included in the convening notice or announced in the same manner by or at the request of one or more Persons with Meeting Rights pursuant to Articles 29.5 and/or 29.6 shall not be considered to have been proposed by the Management Board for purposes of Article 33.1, unless the Management Board has expressly indicated that it supports the discussion of such matter in the agenda of the General Meeting concerned or in the explanatory notes thereto.

CLASS MEETINGS

Article 34

34.1

A Class Meeting shall be held whenever a resolution of that Class Meeting is required by Dutch law or under these articles of association and otherwise whenever the Management Board or the Supervisory Board so decides.

34.2

Without prejudice to Article 34.1, for Class Meetings of ordinary shares, the provisions concerning the convening of, drawing up of the agenda for, holding of and decision-making by the General Meeting apply mutatis mutandis.

34.3	For Class Meetings of high voting shares, the following shall apply:

a.	Articles 29.3, 29.9, 30.3, 32.1, 32.2 through 32.10 apply mutatis mutandis;

b.	a Class Meeting must be convened no later than on the eighth day prior to that of the meeting;

c.	a Class Meeting shall appoint its own chairperson; and

d.

where the rules laid down by these articles of association in relation to the convening, location of or drawing up of the agenda for a Class Meeting have not been complied with, legally valid resolutions may still be passed by that Class Meeting by a unanimous vote at a meeting at which all shares of the relevant class are represented.

REPORTING - FINANCIAL YEAR, ANNUAL ACCOUNTS AND MANAGEMENT REPORT

Article 35

35.1	The Company's financial year shall coincide with the calendar year.

35.2

Annually, within the relevant statutory period, the Management Board shall prepare the annual accounts and the management report and deposit them at the Company's office for inspection by the shareholders.

35.3	The annual accounts shall be signed by the Managing Directors and the Supervisory Directors. If any of their signatures is missing, this shall be mentioned, stating the reasons.

35.4

The Company shall ensure that the annual accounts, the management report and the particulars to be added pursuant to Section 2:392(1) DCC shall be available at its offices as from the convening of the General Meeting at which they are to be discussed. The Persons with Meeting Rights are entitled to inspect such documents at that location and to obtain a copy at no cost.

35.5	The annual accounts shall be adopted by the General Meeting.

REPORTING - AUDIT

Article 36

36.1

The General Meeting shall instruct an external auditor as referred to in Section 2:393 DCC to audit the annual accounts. Where the General Meeting fails to do so, the Supervisory Board shall be authorised to do so.

36.2

The instruction may be revoked by the General Meeting and by the body that has granted the instruction. The instruction can only be revoked for well-founded reasons; a difference of opinion regarding the reporting or auditing methods shall not constitute such a reason.

DISTRIBUTIONS - GENERAL

Article 37

37.1	A distribution can only be made to the extent that the Company's equity exceeds the amount of the paid up and called up part of its capital plus the reserves which must be maintained by law.

37.2

The Management Board may resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 2:105(4) DCC that the requirement referred to in Article 37.1 has been met .

37.3	Distributions shall be made in proportion to the aggregate number of shares held, with the ordinary shares and the high voting shares being considered to be shares of the same class.

37.4

The parties entitled to a distribution shall be the relevant shareholders, usufructuaries and pledgees, as the case may be, at a date to be determined by the Management Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

37.5

The General Meeting may resolve, subject to Article 33, that all or part of a distribution, instead of being made in cash, shall be made in the form of shares in the Company's capital or in the form of the Company's assets.

37.6

A distribution shall be payable on such date and, if it concerns a distribution in cash, in such currency or currencies as determined by the Management Board. If it concerns a distribution in the form of the Company's assets, the Management Board shall determine the value attributed to such distribution for purposes of recording the distribution in the Company's accounts with due observance of applicable law (including the applicable accounting principles).

37.7	A claim for payment of a distribution shall lapse after five years have expired after the distribution became payable.

37.8

For the purpose of calculating the amount or allocation of any distribution, shares held by the Company in its own capital shall not be taken into account. No distribution shall be made to the Company in respect of shares held by it in its own capital.

DISTRIBUTIONS - RESERVES

Article 38

38.1

All reserves maintained by the Company shall be attached exclusively to the ordinary shares and the high voting shares, with those classes of shares being considered to be shares of the same class in respect of distributions from the reserves and entitlements to such distributions.

38.2	Subject to Article 33, the General Meeting is authorised to resolve to make a distribution from the Company's reserves.

38.3	The Management Board may resolve to charge amounts to be paid up on shares against the Company's reserves, irrespective of whether those shares are issued to existing shareholders.

DISTRIBUTIONS - PROFITS

Article 39

39.1	Subject to Article 37.1, the profits shown in the Company's annual accounts in respect of a financial year shall be appropriated as follows, and in the following order of priority:

a.	the Management Board shall determine which part of the profits shall be added to the Company's reserves; and

b.	subject to Article 33, the remaining profits shall be at the disposal of the General Meeting for distribution on the ordinary shares and the high voting shares.

39.2	Subject to Article 37.1, a distribution of profits shall be made after the adoption of the annual accounts that show that such distribution is allowed.

DISSOLUTION AND LIQUIDATION

Article 40

40.1	In the event of the Company being dissolved, the liquidation shall be effected by the Management Board under the supervision of the Supervisory Board, unless the General Meeting decides otherwise.

40.2	To the extent possible, these articles of association shall remain in effect during the liquidation.

40.3	To the extent that any assets remain after payment of all of the Company's debts, those assets shall be distributed as follows, and in the following order of priority:

a.	any remaining assets shall be distributed to the holders of ordinary shares and the high voting shares (with Article 37.3 applying to such distribution mutatis mutandis).

40.4

After the Company has ceased to exist, its books, records and other information carriers shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

FEDERAL FORUM PROVISION

Article 41

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended, or the United States Securities Exchange Act of 1934, as amended, to the fullest extent permitted by applicable law, shall be the United States federal district courts.

TRANSITIONAL PROVISIONS

Article 42

42.1	Upon the Company's issued share capital increasing to an amount of at least twenty-five million euro (EUR 25,000,000):

a.	the Company's authorised share capital described in Article 5.1 shall immediately and automatically increase to an amount of one hundred two million euro (EUR 102,000,000); and

b.	the composition of the authorised share capital described in Article 5.2 shall immediately and automatically be adjusted, such that the authorised share capital shall be divided into:

i.	one billion five hundred million (1,500,000,000) ordinary shares, each having a nominal value of six eurocents (EUR 0.06); and

ii.	eight million (8,000,000) high voting shares, each having a nominal value of one euro and fifty eurocents (EUR 1.50).

This Article 42.1 shall lapse and shall no longer form part of these articles of association at the moment immediately after the increase of the Company's issued share capital as described in the first sentence of this Article 42.1 shall have become effective.

42.2

The provisions of Article 24 and Article 25 as well as the other provisions of these articles of association regarding the Supervisory Board, the Supervisory Directors and their respective rights, powers and duties shall only come into effect if and from the time that a resolution of the Management Board to establish a Supervisory Board has been passed (and, until that time, any such provision shall be disregarded); the Management Board shall pass such resolution ultimately with effect from the date of pricing of an initial public offering of the ordinary shares in the Company's capital and the admission to trading of those ordinary shares on a recognised stock exchange. Until that time, all rights, powers and duties vested in the Supervisory Board under these articles of association shall, to the extent allowed under applicable law, be vested in the Management Board. This Article 42.2 shall lapse and shall no longer form part of these articles of association immediately upon a resolution of the Management Board as described in the first sentence of this Article 42.2 becoming effective.

42.3	This entire Article 42 shall lapse and shall no longer form part of these articles of association once Articles 42.1, 42.2 and 41.3 have lapsed in accordance with their terms.

FINAL STATEMENTS

Finally, the person appearing declared, as evidenced by by a written resolution of the Company's management board dated the eighth day of November two thousand and twenty-one (the "Management Board Resolution"), to be authorised to execute this Deed. A copy of the Management Board Resolution will be attached to this Deed as an annex.

The person appearing is known to me, civil law notary.

This Deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.

(signatures follow)

ISSUED FOR TRUE COPY

by me, E.H.M. Schreiber, candidate civil law notary, acting as deputy of P.C.S. van der Bijl, civil law notary in Amsterdam, on this day 17 November 2021.

(Signed: E.H.M. Schreiber)